Exhibit 99.1

Chubb Limited	www.chubb.com
Bärengasse 32	@Chubb
CH-8001 Zurich
Switzerland

News Release

Chubb Announces Chief Financial Officer Philip Bancroft to Retire; Peter Enns to Become CFO Effective July 1

ZURICH, January 15, 2021 – Chubb today announced that Philip Bancroft, Executive Vice President of Chubb Group and Chief Financial Officer, plans to retire from the company on July 1 after 19 years of service. Peter Enns has agreed to join the company on or before April 1 as Executive Vice President, Finance, Chubb Group and succeed Mr. Bancroft upon his retirement.

Mr. Enns has more than 30 years of finance and investment banking experience. He spent over 20 years with Goldman Sachs in various senior roles, including partner of the firm’s U.S. Financial Institutions Group based in New York, head of its Asia Financial Institutions Group based in Hong Kong, and chief executive of its business operations in Canada. More recently, Mr. Enns held a number of roles with HSBC, including his last assignment as Global Co-Head of Investment Banking Coverage based in Hong Kong.

Mr. Enns will report to Evan G. Greenberg, Chairman and Chief Executive Officer, and join the company’s Executive Committee. Mr. Bancroft is expected to remain with the company in an advisory capacity for the balance of the year and be available to support Mr. Enns.

“On behalf of all my colleagues and our Board of Directors, I want to extend our deepest gratitude to Phil Bancroft,” said Mr. Greenberg. “Phil has contributed a great deal to our company’s success over his nearly 20 years. He has been a key member of the executive team that helped transform the company to become what it is today, the world’s largest publicly traded property and casualty insurer. Under his leadership, Phil has built and groomed an outstanding finance team. I wish Phil and his wife Denise much happiness in his retirement.”

“I am delighted to welcome Peter Enns to Chubb,” Mr. Greenberg said. “Peter and I have known each other for more than 15 years. He has the right background to lead our finance organization, with proven experience in corporate finance, investment banking, accounting and public markets. Peter’s broad experience across financial services includes property, casualty and life insurance as well as asset management. He is a seasoned international executive with deep knowledge and operating experience in the Asia region, including China. His character, integrity and style are an excellent fit for the Chubb culture.”

Mr. Enns joined Goldman Sachs in 1996 and for over two decades held positions of increasing authority. He served as Chairman and CEO of Goldman Sachs Canada from 2014 to 2017; Head of the Asia Financial Institutions Group from 2010 to 2014; and Partner of the U.S. Financial Institutions Group from 2006 to 2010. Earlier in his Goldman Sachs career he served as Managing Director and Senior Coverage Banker for the North America Financial Institutions Group and as Vice President, Managing Director and Senior Coverage Banker for Goldman Sachs Canada. Mr. Enns joined HSBC in 2018 as Global Head, Financial Institutions Group and subsequently served as Global

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	1

Chubb Limited News Release

Co-Head of Corporate Finance Coverage and, most recently, as Global Co-Head of Investment Banking Coverage.

Mr. Enns holds an MBA degree in Finance and Accounting from the Wharton School of Business, University of Pennsylvania, and a Bachelor of Business degree from the University of Western Ontario. Mr. Enns is a Chartered Financial Analyst.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 33,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact
Karen Beyer: (212) 827-4445, karen.beyer@chubb.com

Media Contact
Jeffrey Zack: (212) 827-4444, jeffrey.zack@chubb.com

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	2